CERTIFICATE OF CONVERSION OF

                60 EAST 42ND ST. ASSOCIATES

                           TO

                60 EAST 42ND ST. ASSOCIATES L.L.C.

        UNDER SECTION 1006 OF THE LIMITED LIABILITY COMPANY LAW

FIRST:   The partnership was, in accordance with the provisions
of the Limited Liability Company Law, duly converted to a limited liability company.

SECOND:  The name of the partnership was: 60 EAST 42ND ST.
ASSOCIATES.

THIRD:   The name of the limited liability company is: 60 EAST
42ND ST. ASSOCIATES L.L.C.

FOURTH:  The county within this state in which the office of the limited liability company is to be located is: New York.
FIFTH:	The Secretary of State is designated as the agent of
the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of process against the limited liability company served upon him or her is: Wien & Malkin LLP, 60 East 42nd Street, New York, New York 10165, Attn: Thomas N. Keltner, Jr.

SIXTH:   The limited liability company is to be managed by
(check the appropriate box):

      x 1 or more members
 	A class or classes of members
 	1 or more managers
	A class or classes of managers

IN WITNESS WHEREOF, this certificate has been subscribed this 27th day of November 2001, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

By /s/ Peter L. Malkin		Peter L. Malkin, Authorized Person
(signature)                     (name and capacity of signer)



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